Exhibit 99.1

First Quarter Results Of New Oriental Energy and Chemical
Continued To Be Impacted by Reduced Prices and High Costs
For Its Coal-based Products

Company Now Sees Improving Conditions In Coming Months
Especially For Methanol

NEW YORK, NY—August 17, 2009 -- New Oriental Energy & Chemical Corp. (NasdaqGM:NOEC) (the “Company”), a specialty chemical and emerging coal-based alternative fuel manufacturer in The People's Republic of China (the "PRC"), reported results today for its fiscal year first quarter ended June 30, 2009.

Reflecting reduced sales volumes and lower prices for its fertilizer and alternative fuel products, the Company reported first quarter revenues declined to $8,384,866 compared with $15,595,093 in last year’s first quarter.  Further, as compared with net income in the first quarter ended June 30, 2008 of $828,019, or $0.07 per share,  the Company incurred a loss of $(3,161,527), or $(0.25) per share, in the current fiscal year first quarter.

Since the start of its fiscal year, the Company said that demand in the PRC’s agricultural sector for urea has increased.  It noted, though, that the raw material for the majority of global urea is oil and, consequently, with sharply lower oil prices, the price of coal-based urea declined substantially-- from approximately $345 per ton in the Company’s fourth quarter last year, to $253 per ton in the first quarter this year.  At the same time, while down from its highest recent prices, during the first quarter this year coal in the PRC was approximately 35% more expensive than in the same period a year ago.  Given these factors, the Company’s first quarter urea sales were down sharply and unprofitable.

The lower cost of oil and the continuing high price of coal also affected sales of DME and methanol, the Company’s alternative fuel products.  During the quarter the Company said it shut down production of DME, which was a key contributor to revenues and profits during the Company’s prior fiscal year, and continues to be its most significant product with respect to anticipated future growth.

The Company explained that, at present, the primary product DME normally would substitute for is liquefied petroleum gas (LPG), which is widely used in the PRC for home cooking and heating.  However, with LPG prices down significantly, DME temporarily has lost its price advantage.  With respect to methanol, current oil prices have reduced the cost of imported oil-based products which, in turn, has reduced coal-based methanol selling prices.

Under current circumstances, the Company said that it has delayed, for another three months, the planned completion of its methanol plant expansion—from December this year to March of 2010.  To date, the plant has largely been self-financed by the Company.  Prior to completion, the Company is required to pay approximately $9 million for contracts already executed with certain suppliers.  In connection with this the Company is engaged in discussions regarding outside financing, if required, and remains confident such financing will be available.  In this regard, the Company’s largest shareholder has committed to provide funds to the Company, if necessary.

A Brightening Outlook

Mr. Chen Si Qiang, CEO and Chairman of the Company, as well as its largest shareholder, stated, "It is apparent that we underestimated the depth of the current recession and the effect it would have on oil prices and the pricing of our key products in the first quarter.  However, the signs we were seeing pointing to an improvement in the situation have emerged more clearly in recent weeks.  On the cost side, we have seen coal prices continue to decline since March 2009, from a high of more than 70% above prior year prices. Spurred in part by government actions, the agricultural demand for urea also continues to be strong. Further, the severe difficulties faced by smaller domestic coal-based producers of the product should improve our Company’s competitive position.”

Legalized Methanol Use With Gasoline

“Additionally,” he continued, “in late June, the Chinese government announced that it will officially start anti-dumping investigations for methanol being imported from Malaysia, Indonesia and Saudi Arabia which, in time, should help ease the problem.  Perhaps of greatest significance, the government recently announced national standards for methanol modified gasoline which will become effective on November 1, 2009.  Legalizing the mixing of methanol with gasoline should greatly increase the potential for building market demand for this alternative fuel and benefit our Company.  While the prospects for DME usage-- not only as a household fuel substitute, but as a substitute in buses and other vehicles for diesel and gasoline-- may take somewhat longer to develop, we remain confident that the future of this product is quite bright when oil prices move up in an improving world economy.”

Long and Short Term Confidence

“Despite the current environment,” Mr. Chen continued, “the Company’s potential should not be underestimated.  We will continue to improve products and to make our processes more effective by applying our very strong technological skills.  Our capabilities in both our traditional and new alternative fuel products will continue to generate a rich product pipeline that we believe will drive long-term growth. In our view, the outlook for improved results in the short term also has improved greatly after a very difficult period.”

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp., listed on the NASDAQ Global Market (NasdaqGM:NOEC), is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are Urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

-TABLES ATTACHED-

Contacts:

     Li Donglai
     Chief Financial Officer
     New Oriental Energy & Chemical Corp.
     Xicheng Industrial Zone of Luoshan, Xinyang
     Henan Province, The People's Republic of China
     Tel: (011-86) 139-3764-6299

     Ken Donenfeld
     DGI Investor Relations
     donfgroup@aol.com
     kdonenfeld@dgiir.com
     Ph: (212) 425-5700
     Fax: (646) 381-9727

NEW ORIENTAL ENERGY & CHEMICAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME AND

COMPREHENSIVE (LOSS) INCOME

(UNAUDITED)

	Three Months Ended June 30,
	2009	2008

REVENUES	$8,384,866	$15,965,093

COST OF GOODS SOLD	(9,973,189)	(13,257,214)

GROSS (LOSS) PROFIT	(1,588,323)	2,707,879

General and administrative	727,934	949,161

Selling and distribution	287,540	277,989

Research and development	27,626	20,433

(LOSS) INCOME FROM OPERATIONS	(2,631,423)	1,460,296

OTHER EXPENSES

Interest expense, net	(461,917)	(186,755)

Other expenses, net	(3,507)	(32,167)

(LOSS) INCOME BEFORE INCOME TAXES	(3,096,847)	1,241,374

INCOME TAX	(55,008)	(413,355)

NET (LOSS) INCOME	(3,151,855)	828,019

OTHER COMPREHENSIVE (LOSS) INCOME

Foreign currency translation (loss) gain	(9,672)	440,034

OTHER COMPREHENSIVE (LOSS) INCOME	(9,672)	440,034

COMPREHENSIVE (LOSS) INCOME	$(3,161,527)	$1,268,053

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	12,640,000	12,640,000

NET (LOSS) INCOME PER SHARE, BASIC AND DILUTED	$(0.25)	$0.07